Virgin Orbit to Continue Sale Process Under Chapter 11 Protection
Secures $31.6 million in Debtor in Possession Financing to Fund the Process

LONG BEACH, CA – April 4, 2023 – Virgin Orbit Holdings, Inc. and its U.S. subsidiaries (the “Company” or “Virgin Orbit”), a responsive space launch provider, announced today that it commenced a voluntary proceeding under Chapter 11 of the U.S. Bankruptcy Code (“Chapter 11”) in the United States Bankruptcy Court in the District of Delaware in order to effectuate a sale of the business. With the support of Virgin Investments Limited in the form of debtor-in-possession (“DIP”) financing, Virgin Orbit intends to use the Chapter 11 process to maximize value for its business and assets.

This announcement follows the Company’s previous statement about reducing its workforce due to an inability to raise sufficient out-of-court capital to continue operating its business at the current run-rate.

“The team at Virgin Orbit has developed and brought into operation a new and innovative method of launching satellites into orbit, introducing new technology and managing great challenges and great risks along the way as we proved the system and performed several successful space flights – including successfully launching 33 satellites into their precise orbit. While we have taken great efforts to address our financial position and secure additional financing, we ultimately must do what is best for the business. We believe that the cutting-edge launch technology that this team has created will have wide appeal to buyers as we continue in the process to sell the Company. At this stage, we believe that the Chapter 11 process represents the best path forward to identify and finalize an efficient and value-maximizing sale,” said Dan Hart, CEO of Virgin Orbit.

“I’m incredibly grateful and proud of every one of our teammates, both for the pioneering spirit of innovation they’ve embodied and for their patience and professionalism as we’ve managed through this difficult time. Today my thoughts and concerns are with the many talented teammates and friends now finding their way forward who have been committed to the mission and promise of all that Virgin Orbit represents. I am confident of what we have built and hopeful to achieve a transaction that positions our Company and our technology for future opportunities and missions.”

To help fund the process and protect its operations, the Company has received a commitment from Virgin Investments Limited for $31.6 million in new money DIP financing. Upon approval from the Bankruptcy Court, the DIP financing is expected to provide Virgin Orbit with the necessary liquidity to continue operating as it furthers the marketing process commenced pre-petition to sell the Company and seek a value-maximizing transaction for the business and its assets.

The Company is focused on a swift conclusion to its sale process in order to provide clarity on the future of the Company to its customers, vendors, and employees. In the interim, Virgin Orbit will continue operating in the ordinary course as a “debtor-in-possession” under the jurisdiction of the bankruptcy court and in accordance with the applicable provisions of the U.S. Bankruptcy Code. Virgin Orbit has filed customary motions requesting that the Court authorize the Company’s ability to its use cash on hand and access the DIP financing to support this process, including payment of remaining employee wages and benefits without interruption. The Company intends to pay suppliers and vendors to the fullest extent possible pursuant to normal terms for goods and services provided on or after the filing date. The Company is also committed to working with its customers as it tries to find a buyer that will be able to continue to fulfill their needs.

For more information about Virgin Orbit’s Chapter 11 case, please visit https://cases.ra.kroll.com/virginorbit/ or contact Kroll, the Company’s noticing and claims agent, at +1 833-570-5269 (Toll Free), +1 646-440-4773 (International) or by e-mail at VirginOrbitInfo@ra.kroll.com.

Virgin Orbit is represented by Latham & Watkins as restructuring counsel, Young Conaway Stargatt & Taylor, LLP as local restructuring counsel, Alvarez & Marsal as restructuring advisor, and Ducera as investment banker. Virgin Group is represented by Davis Polk & Wardwell as restructuring counsel, Morris, Nichols, Arsht & Tunnell as local restructuring counsel, and FTI Consulting as financial advisor.

###

About Virgin Orbit

Virgin Orbit Holdings, Inc (Nasdaq: VORB) operates one of the most flexible and responsive space launch systems ever built. Founded by Sir Richard Branson in 2017, the Company began commercial service in 2021, and has already delivered commercial, civil, national security, and international satellites into orbit. Virgin Orbit’s LauncherOne rockets are designed and manufactured in Long Beach, California, and are air-launched from a modified 747-400 carrier aircraft that allows Virgin Orbit Holdings, Inc to operate from locations all over the world in order to best serve each customer’s needs. Learn more at www.virginorbit.com and visit us on LinkedIn, on Twitter @virginorbit, and on Instagram @virgin.orbit.

Cautionary Statements Related to Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release other than statements of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the bankruptcy process and the ability of Virgin Orbit to achieve a value-maximizing sale of the business and its assets; the Company’s receipt of DIP financing; the ability for the Company to continue to operate its business; the effects of Chapter 11 on the interests of various constituents; and Virgin Orbit’s ability to maximize value for its constituents and stakeholders. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the timing of implementation of the reduction in force; any unintended consequences or unforeseen costs resulting from the reduction in force impacting the Company’s business or cost savings initiatives, as well as the factors, risks and uncertainties included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 as well as in the Company’s subsequent filings with the Securities and Exchange Commission (the “SEC”), accessible on the SEC’s website at www.sec.gov and the Investor Information section of the Company’s website at www.virginorbit.com. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Virgin Orbit assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Media Inquiries

Virgin Orbit
Alison Patch, Senior Director of Communications (US)
+1 949 616 2504
Alison.patch@virginorbit.com